APPENDIX A
List of Funds

Effective March 23, 2010

Dunham Corporate/Government Bond Fund

Dunham High-Yield Bond Fund

Dunham Monthly Distribution Fund

Dunham Appreciation & Income Fund

Dunham Large Cap Value Fund

Dunham Real Estate Stock Fund

Dunham International Stock Fund

Dunham Small Cap Value Fund

Dunham Large Cap Growth Fund

Dunham Small Cap Growth Fund

Dunham Emerging Markets Stock Fund

Dunham Loss Averse Growth Fund

The parties hereto agree that **effective March 23, 2010**, this Appendix A shall supersede and replace the existing Appendix A to the Consulting Agreement dated January 1, 2010.

DUNHAM FUNDS	**NORTHERN LIGHTS COMPLIANCE SERVICES, LLC**
By: Jeffrey A. Dunham President	By: Michael J. Wagner President